Exhibit 10.1

CURIOSITYSTREAM INC.

SEVERANCE PAY PLAN

Effective September 27, 2021, Amended and Restated effective November 8, 2022

CURIOSITYSTREAM INC.

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

This is a combined Plan and Summary Plan Description of the CuriosityStream Inc. Severance Pay Plan (the “Plan”). The Plan was effective as of September 8, 2021 (the “Effective Date”), and was amended and restated effective as of November 8, 2022, with such changes to be effective as of November 8, 2022.

A.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide temporary and short-term severance benefits to Employees whose employment with the Company (as defined below) is terminated under the conditions described below.

B.	DEFINITIONS

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context:

“Base Pay” means the monthly rate of base salary (excluding overtime, any incentive pay, any commissions and any other special forms of compensation) paid to an eligible Employee at the pay period immediately prior to his or her date of termination.

“Cash Compensation” means the Base Pay. “Cash Compensation” shall not include any commissions paid to an Employee by the Company.

“Cause” means any of the following: (a) the Employee’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Employee’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to the Employee’s work duties; (c) the Employee’s willful or grossly negligent failure to perform his or her employment-related duties for the Company or its direct or indirect subsidiaries, or willful misconduct in the performance of such duties; (d) the Employee’s violation of any material Company or subsidiary policy as in effect from time to time; (e) the Employee’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its subsidiaries; (f) the Employee’s material breach of any employment agreement or noncompetition, nondisclosure or nonsolicitation agreement to which the Employee is a party or by which the Employee is bound, or (g) any other action by the Employee that the Plan Administrator deems to be sufficiently injurious to the interests of the Company or any subsidiary to constitute substantial cause for termination; provided that in the case of any Employee who, as of the date of determination, is a party to an effective employment agreement or other similar agreement with the Company or any subsidiary that employs such individual, “Cause” has the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Plan Administrator following an Employee’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its subsidiaries to have terminated such Employee’s employment for Cause. All rights an Employee has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Plan Administrator or its designee, or during any negotiations between the Plan Administrator or its designee and the Employee, regarding any actual or alleged act or omission by the Employee of the type described in the applicable definition of Cause.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CuriosityStream Inc. and its affiliates and subsidiaries, including its wholly-owned subsidiary Curiosity Inc.

“Effective Date” means September 8, 2021.

“Employee” means any individual who is an employee of the Company other than (i) an employee who is a party to an employment agreement or covered under any other plan, policy or agreement which provides for severance or similar benefits, (ii) solely with respect to any termination of employment prior to November 8, 2022, an employee who is a “named executive officer” within the meaning of 17 C. F. R section 229.402, (iii) an employee who is regularly scheduled to work fewer than thirty (30) hours per week, and (iv) interns and other employees who are classified by the Company as seasonal, occasional, limited duration, temporary or leased employees.

“Other Employees” means an Employee who has the title of Vice President or below.

“Plan Administrator” means the Company or such other person or committee appointed from time to time by the Company to administer the Plan.

“Senior Officer” means an Employee who is an officer with the title of Senior Vice President or above.

“Years of Service” means an Employee’s completed years of employment from date of hire by the Company until his or her month of termination plus a fraction representing the prorated portion of the year of employment during which the Employee was employed by the Company prior to his or her termination. Such fraction shall be calculated by dividing the number of months in which the Employee was employed by the Company following the date on which the last full year of employment was completed (granting service for the full month in which the termination occurred) by twelve (12).

C.	ELIGIBLE EMPLOYEES

All Employees are eligible to participate in this Plan.

D.	CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An Employee shall not be eligible to receive severance benefits under this Plan unless the Company determines that the Employee has satisfied each of the following conditions:

1.	Involuntary Termination

The Company, in its sole discretion, determines that such Employee’s employment is being terminated involuntarily by the Company without Cause.

An Employee will not be eligible for severance benefits if his or her employment is terminated for any of the following reasons:

(a) voluntary resignation or retirement;

(b) death or disability; or

(c) the Company determines, in its sole discretion, that the Employee has been discharged for Cause.

2.	Execution of Releases or Other Agreements

Payments under Paragraphs E and F shall only be made to the Employee if he or she signs an agreement acceptable to the Company that (i) waives any rights the Employee may otherwise have against the Company, (ii) releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination. The Employee must sign and tender the release as described above and not rescind the release so that it becomes effective not later than thirty (30) days following the Employee’s last day of employment, or such earlier date as required by the Company, or such later date as required under applicable law, and if the Employee fails or refuses to do so, the Employee shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of Code, payment shall begin on the first payroll date after the release becomes effective; provided, however, that if the release and payment period described in this Paragraph D.2 above extends across two calendar years, the payments to the Employee shall begin in the second of the calendar years. If the payments are not otherwise subject to Section 409A of the Code, payment shall begin on the first payroll date after the release becomes effective.

3.	Other Plans or Arrangements

An Employee who is eligible to participate in another plan or arrangement maintained by the Company or an employment agreement with the Company of any of its affiliates which provides benefits similar in type to the benefits provided under this Plan shall not be eligible to receive benefits under this Plan unless such other plan or arrangement specifically provides that the Employee will be eligible to receive benefits under this Plan.

4.	Other Requirements

An Employee will not be eligible to receive severance benefits if the Company determines that the Employee has been offered, but has refused to accept, another suitable position with the Company or any of its affiliates.

E.	SEVERANCE BENEFITS

1.	Amount of Severance Benefits

The amount of severance benefits payable to an eligible Employee under this Plan shall be determined in accordance with this section.

Except as modified by the Company, the amount of severance payment payable to an eligible Employee shall be determined based on the Employee’s Years of Service and Base Pay. Employees are entitled to receive the sum of one month of Base Pay for each Year of Service, subject to the following minimum and maximum severance payments. Other Employees are entitled to receive (y) a minimum severance payment equal to the sum of one month of Base Pay, if any, and (z) a maximum severance payment equal to six months of Base Pay, if any. Senior Officers are entitled to receive (aa) a minimum severance payment equal to the sum of three months of Base Pay, if any, and (bb) a maximum severance payment equal to twelve months of Base Pay.

2.	Payment of Benefits

The Company shall pay the severance payment under Paragraphs E and F in installments over the period of months for which they are entitled to severance payments as determined under Paragraph E.1, in accordance with the Company’s regular payroll practices then in effect, beginning at the time set forth in Paragraph D.2.

3.	Right to Withhold Taxes

The Company may cause such amounts to be withheld from payment under this Plan as it determines necessary to fulfill any federal, state or local wage or compensation withholding requirements.

F.	GENERAL RULES

1.	Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its affiliates.

2.	Benefits Non-Assignable

Benefits under the Plan may not be anticipated, assigned or alienated.

3.	Unfunded Plan

The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible Employee any right, title or interest in any property of the Company or any of its affiliates.

4.	Rules of Construction

Whenever the context so admits, the use of the masculine gender shall be deemed to include the feminine and vice versa; and the use of the singular shall be deemed to include the plural and vice versa. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

5.	Governing Laws

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and the laws of the State of Delaware.

6.	Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

G.	SECTION 409A

The Company intends that the payments and benefits provided for in this Plan either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)), and the payment of any benefit shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). Further, if the employee is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraphs E and F shall be delayed for a period of six (6) months following the Employee’s termination of employment to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

H.	SECTION 280G

Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of Employee, whether or not made under the terms of this Plan, either alone or together with other payments and benefits which the Employee has received or has a right to receive, would be subject to the excise tax imposed by Section 4999 of the Code, such payments and/or benefits shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments or benefits being subject to the excise tax imposed under Section 4999 of the Code. The amount of any required reduction shall be determined and applied in a manner calculated to maximize the after-tax value of the remaining payments and benefits.

All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under Section 4999 of the Code, including the assumptions to be utilized in arriving at such determination, and the amount and application of any required reduction shall be made by the Company in consultant with its tax advisers.

I.	AMENDMENT AND TERMINATION

This Plan may be modified, amended or terminated at any time at the discretion of the Board of Directors of the Company or a duly designated committee thereof.

J.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:

1.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

2.	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

3.	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

4.	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

K.	CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of benefits allowance for those Employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefit should be directed to the Plan Administrator.

If an Employee feels he or she is not receiving benefits which are due, the Employee should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within ninety (90) days following receipt of the claim. If more than ninety (90) days is required to render a decision, the Employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than one hundred eighty (180) days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the Employee wishes to appeal this denial, the Employee may write the Plan Administrator within sixty (60) days after receipt of the notification of denial. The claim will then be reviewed and the Employee will receive written notice of the final decision within sixty (60)

days after the request for review. If more than sixty (60) days is required to render a decision, the Employee will be notified in writing of the reasons for delay. In any event, however, the Employee will receive a written notice of the final decision within one hundred twenty (120) days after the request for review.

L.	STATEMENT OF ERISA RIGHTS

A participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About the Plan and a Participant’s Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available to the Public Disclosure Room of the Pension and Welfare Benefit Administration.

•

Upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Company or any other person, may fire an Employee or otherwise discriminate against an Employee in any way to prevent the Employee from obtaining a welfare benefit or exercising rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored in whole or in part, the Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Employee can take to enforce the above rights. For instance, if an Employee requests a copy of plan documents or the latest annual report from the plan and does not receive them within thirty (30) days, the Employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to one hundred ten dollars ($110) a day until the Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the Employee has a claim for benefits which is denied or ignored, in whole or in part, the Employee may file suit in a state or federal court. If an Employee is discriminated against for asserting his or her rights, the Employee may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an Employee is successful, the court may order the person the Employee has sued to pay these costs and fees. If the Employee loses, the court may order the Employee to pay these costs and fees, for example, if it finds the claim is frivolous.

Assistance with Questions

If the Employee has any questions about the Plan, the Employee should contact the Plan Administrator. If the Employee has any questions about this statement or about the Employee’s rights under ERISA, or if the Employee needs assistance in obtaining documents from the Plan Administrator, the Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

M.	ADDITIONAL INFORMATION

Plan Sponsor:	CuriosityStream Inc. 8484 Georgia Ave., Suite 700 Silver Spring, Maryland (301) 755-2050

Employer Identification Number (EIN):	84-1797623

Plan Name:	CuriosityStream Inc. Severance Pay Plan

Type of Plan:	Severance Pay Plan

Plan Year:	Calendar Year

Plan Number:	[________]

Plan Administrator:	CuriosityStream Inc. 8484 Georgia Ave., Suite 700 Silver Spring, Maryland (301) 755-2050

Agent for Service of Legal Process:	Plan Administrator